For Immediate Release
May 22, 2014
Covisint Board Names Sam Inman Permanent CEO
Inman to Focus on Improving Execution; Driving Growth
DETROIT -- May 22, 2014 -- Covisint Corporation (Nasdaq: COVS), provider of a leading cloud engagement platform, today announced that its Board of Directors has appointed Sam Inman as Chief Executive Officer effective immediately. Inman is a member of the Covisint Board of Directors and was named interim CEO on March 13, 2014.
“We are thrilled that Sam has decided to stay on as permanent CEO of Covisint,” said Covisint Chairman Bob Paul. “Not only is Sam the right leader for the job based on his extensive experience successfully managing and growing technology companies, but his familiarity with Covisint operations and market opportunities will accelerate executional improvement across the entire organization. He has already made important progress in this regard, and we are confident that Sam will succeed in driving growth in this business.”
Inman’s wide-ranging executive leadership experience in the technology sector includes President and CEO of Comarco Wireless Technologies; Executive Chairman of Think Outside; Co-CEO and Chairman of Viking Components, Inc.; CEO and President of Centura Software Corporation; President and COO of Ingram Micro; and President of IBM PC Company, Americas.
“I have now been leading Covisint for a little more than two months, and I’ve never been more energized about the meaningful opportunity in front of us,” said Inman. “What I learned as interim CEO simply reinforced what I already knew—that we have tremendous solutions that deliver measurable value; that there is significant market demand for these solutions; and that we have brilliant and passionate employees dedicated to doing whatever it takes to unleash the enormous potential of this company. I’m looking forward to leading this talented team forward, as we improve our execution and substantially grow the company.”
Covisint will release financial results for its fourth quarter and full-year fiscal 2014 - ended March 31, 2014 - after market-close on May 22, 2014. The company will also hold a conference call to discuss these results at 4:45 p.m. (Eastern time) that day. The U.S. toll free dial-in for the conference call is 1-800-230-1059, and the international dial-in number is 1-612-332-0107. No passcode is required. A live webcast of the conference call will also be available on the investor relations page of the company's website at investors.covisint.com.”
Covisint
Covisint provides the leading cloud engagement platform for creating and enabling new mission-critical external business processes.  Our solutions enable organizations to connect, engage, and collaborate with the critical external audiences that define their success -- including customers, business partners, and suppliers. Covisint allows its clients to establish a secure, reliable, integrated presence in the cloud, and offer the kind of engaging information experiences that people everywhere have come to expect. Learn more at www.covisint.com.
Follow us:

•	Covisint on Twitter

•	Covisint on LinkedIn

-MORE-

•	Covisint on Facebook
###
Investor Relations Contact
866.319.7659
investors@covisint.com

Media Contact
Brad Schechter
313.961.5290
bschecht@covisint.com